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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Qwest Communications International Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-30123, 333-40050, 333-50061, 333-56323, 333-61725, 333-65345, 333-74622, 333-84877, 333-87246, 333-91424, 333-111923, 333-111924, 333-138364 and 333-153438) and the registration statement on Form S-3 (No. 333-156101) of Qwest Communications International Inc. (the Company) of our reports dated February 12, 2009, with respect to the consolidated balance sheets of Qwest Communications International Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' (deficit) equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Qwest Communications International Inc.

Our report with respect to the consolidated financial statements refers to the Company's adoptions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 effective January 1, 2007, and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) effective December 31, 2006.

KPMG LLP

Denver, Colorado
February 12, 2009

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Consent of Independent Registered Public Accounting Firm